As filed with the Securities and Exchange Commission on September 22, 2022

Registration No. 333-214123

Registration No. 333-185438

Registration No. 333-161844

Registration No. 333-158632

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-214123

FORM S-8 REGISTRATION STATEMENT NO. 333-185438

FORM S-8 REGISTRATION STATEMENT NO. 333-161844

POST-EFFECTIVE

AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-158632

UNDER

THE SECURITIES ACT OF 1933

KORN FERRY

(Exact name of registrant as specified in its charter)

Delaware	95-2623879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1900 Avenue of the Stars, Suite 1500

Los Angeles, California 90067

(310) 552-1834

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Korn/Ferry International 2008 Stock Incentive Plan

Korn/Ferry International Amended and Restated 2008 Stock Incentive Plan

Korn/Ferry International Second Amended and Restated 2008 Stock Incentive Plan

Korn/Ferry International Third Amended and Restated 2008 Stock Incentive Plan

Korn Ferry 2022 Stock Incentive Plan

(Full title of the plans)

Gary D. Burnison

Chief Executive Officer

Korn Ferry

1900 Avenue of the Stars, Suite 1500

Los Angeles, California 90067

(310) 552-1834

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ari Lanin, Esq. Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067	Stephen W. Fackler Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, CA 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On April 17, 2009, Korn Ferry, a Delaware corporation (f/k/a Korn/Ferry International), (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-158632 ) with the Securities and Exchange Commission (the “Commission”), as previously amended by Post-Effective Amendment No. 1 to Form S-8 filed with the Commission on June 5, 2009 (collectively, the “First Registration Statement”), to register 2,500,000 shares of its common stock, par value $0.01 (the “Common Stock”) issuable under the Korn/Ferry International 2008 Stock Incentive Plan (the “2008 Plan”).

On September 10, 2009, the Company filed a registration statement on Form S-8 (Registration No. 333-161844 ) with the Commission (the “Second Registration Statement”) to register 2,360,000 shares of Common Stock issuable under the Korn/Ferry International Amended and Restated 2008 Stock Incentive Plan, the successor to the 2008 Plan (“the A&R 2008 Plan”).

On December 12, 2012, the Company filed a registration statement on Form S-8 (Registration No. 333-185438) with the Commission (the “Third Registration Statement”) to register 5,306,897 shares of Common Stock issuable under the Korn/Ferry International Second Amended and Restated 2008 Stock Incentive Plan, the successor to the A&R 2008 Plan (“the Second A&R 2008 Plan”).

On October  14, 2016, the Company filed a registration statement on Form S-8 (Registration No. 333-214123 ) with the Commission (the “Fourth Registration Statement” and, together with the First Registration Statement, the Second Registration Statement and the Third Registration Statement, the “Prior Registration Statements”) to register 5,500,000 shares of Common Stock issuable under the Korn/Ferry International Third Amended and Restated 2008 Stock Incentive Plan, the successor to the Second A&R 2008 Plan (“the Third A&R 2008 Plan” and, together with the 2008 Plan, the A&R 2008 Plan, the Second A&R 2008 Plan, and the Korn Ferry Fourth Amended and Restated 2008 Stock Incentive Plan, the “Prior Plan”).

On September 22, 2022 (the “Effective Date”), the stockholders of the Company approved the Korn Ferry 2022 Stock Incentive Plan (the “2022 Plan”). Under the terms of the 2022 Plan: (i) as of the Effective Date, no new awards may be granted under the Prior Plan (although awards granted under the Prior Plan prior to the Effective Date (the “Outstanding Awards”) will remain outstanding in accordance with their terms and those of the applicable Prior Plan); and (ii) any shares of Common Stock that remain available for grant under the Prior Plan as of the Effective Date plus any shares of Common Stock subject to Outstanding Awards that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of Common Stock) will become available for issuance pursuant to awards granted under the 2022 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements and in accordance with Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Registration Statements to reflect that, as of the Effective Date, except to the extent of the number of shares of Common Stock issuable under then Outstanding Awards, the shares of Common Stock available for issuance under such registration statements will no longer be issued under the Prior Plan and may instead be issued under the 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with Commission are incorporated by reference into this Registration Statement:

a.	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022, filed with the Commission on June 28, 2022;

b.	The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2022, filed with the Commission on September 8, 2022;

c.	The Company’s Current Reports on Form 8-K filed with the Commission on June 22, 2022, June 24, 2022, and September 7, 2022;

d.	The Company’s Definitive Proxy Statement on Schedule 14A filed on August 11, 2022, to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended April 30, 2022; and

e.

The Company’s description of its common stock filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on June 28, 2019, including any amendment or reports filed for the purpose of updating such description.

All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (i) and (ii) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s organizational documents provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any and all of its officers and directors. The Company has entered into indemnification agreements with its officers and directors. The Company’s certificate of incorporation also relieves its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

The Company has purchased insurance policies that, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company, dated January 7, 2019, filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q, filed March 11, 2019.

4.2	Seventh Amended and Restated Bylaws, effective January 1, 2019, filed as Exhibit 3.2 to the Company’s Report on Form 8-K, filed December 13, 2018.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

99.1*	Korn Ferry 2022 Stock Incentive Plan.

99.2	Korn Ferry Third Amended and Restated 2008 Stock Incentive Plan, filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K, filed June 28, 2019.

99.3	Korn/Ferry International Second Amended and Restated 2008 Stock Incentive Plan, filed as Exhibit 10.1 to the Company’s Form 8-K, filed October 2, 2012.

99.4	Korn/Ferry International Amended and Restated 2008 Stock Incentive Plan, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed September 10, 2009.

99.5	Korn/Ferry International 2008 Stock Incentive Plan, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed April 17, 2009.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 22nd day of September, 2022.

KORN FERRY

By:	/s/ Gary D. Burnison
Name: Gary D. Burnison Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary D. Burnison and Jonathan M. Kuai, and each of them acting individually, as his or her attorney-in-fact, with full power of substitution, for him or her and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Gary D. Burnison	President & Chief Executive Officer (Principal	September 22, 2022
Gary D. Burnison	Executive Officer) and Director

/s/ Robert P. Rozek	Executive Vice President, Chief Financial Officer	September 22, 2022
Robert P. Rozek	and Chief Corporate Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jerry Leamon	Chairman of the Board and Director	September 22, 2022
Jerry Leamon

/s/ Doyle N. Beneby	Director	September 22, 2022
Doyle N. Beneby

/s/ Laura Bishop	Director	September 22, 2022
Laura Bishop

/s/ Charles L. Harrington	Director	September 22, 2022
Charles L. Harrington

/s/ Angel Martinez	Director	September 22, 2022
Angel Martinez

/s/ Debra J. Perry	Director	September 22, 2022
Debra J. Perry

/s/ Lori Robinson	Director	September 22, 2022
Lori Robinson